Exhibit 2

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it or him contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the other, except to the extent that such person or entity knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: December 22, 2011

JOHN BARRETT, Individually

By:	/s/ John Barrett

ERIC SODERLUND, Individually

By:	/s/ Eric Soderlund

JOHN BARRETT and ERIC SODERLUND, as Managing Members of Corre Partners Management, LLC for itself and on behalf of Corre Partners Advisors, LLC and Corre Opportunities Fund LP, as Managing Members of Corre Partners Advisors, LLC and in its capacity as the General Partner of Corre Opportunities Fund, LP

/s/ John Barrett
John Barrett

/s/ Eric Soderlund
Eric Soderlund